Exhibit 2.2

AMENDMENT AGREEMENT

     AMENDMENT (this “Amendment”), dated as of October 13, 2004, to the Stock Purchase Agreement (the “Agreement”; terms used but not otherwise defined herein shall have the meanings set forth in the Agreement) dated as of July 1, 2004 among SINA Corporation, a corporation organized under the laws of the Cayman Islands (the “Purchaser”), DAVIDHILL CAPITAL INC., a corporation organized under the laws of the British Virgin Islands (the “Company”), the Sellers and the Founders.

WITNESSETH:

     WHEREAS, the parties have entered into the Agreement; and

     WHEREAS, pursuant to and in accordance with Section 8.03 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment;

     NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

     Section 1. Average Closing Price. The definition of Average Closing Price set forth in Section 1.01 is amended in its entirety to read as follows:

     “ ‘Average Closing Price’ means, with respect to any Purchaser Ordinary Shares to be issued in connection with the payment of the Initial Share Consideration and any Additional Share Consideration, the average of per share closing prices of the Purchaser Ordinary Shares on the Nasdaq National Market during the thirty (30) calendar days immediately preceding the date of this Agreement.”

     Section 2. Exhibit C. The term “US$3,000,000” set forth in Column B of Exhibit C is replaced with “US$2,400,000”.

     Section 3. Closing Date. Notwithstanding any agreement, certificate, statement or other document executed under the Agreement and the Asset Purchase Agreement, the parties agree that the Closing Date shall be the date on which the Purchaser shall deliver to each Seller (other than IDGVC) a copy of a share certificate representing the number of Purchaser Ordinary Shares set forth opposite such Seller’s name on Column B of Exhibit C of the Agreement in the name of such Seller.

     Section 4. Assignment. This Amendment may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of each party); provided, however, that the Purchaser may assign this Amendment or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of other parties.

     Section 5. No Third Party Beneficiary. This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

     Section 6. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

     Section 7. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

     Section 8. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 9. Language. This Amendment is executed in both English and Chinese languages, and both language versions shall be equally valid and binding.

     Section 10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (without regard to conflicts of law provisions thereof).

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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by as of the date first written above.

SINA CORPORATION
By:	/s/ Wang Yan
	Name:	Wang Yan
	Title:	CEO

SELLERS: BEST NETWORK TECHNOLOGY INC.
By:	/s/ Wang Wei
	Name:	Wang Wei
	Title:	Director

IDGVC OFFSHORE INVESTMENT CO., LTD.
By:	/s/ Lin Dongliang
	Name:	Lin Dongliang
	Title:	Vice President

TOPLEATHER.COM INC.
By:	/s/ Yang Fei
	Name:	Yang Fei
	Title:	Director

FOUNDERS:
By:	/s/ Wang Wei
	Name:	Wang Wei

By:	/s/ Liu Ling
	Name:	Liu Ling

By:	/s/ Jin Guowen
	Name:	Jin Guowen

By:	/s/ Xiao Wenwei
	Name:	Xiao Wenwei

By:	/s/ Shi Hongjun
	Name:	Shi Hongjun

By:	/s/ Huang Guohong
	Name:	Huang Guohong

GUANGDONG GENERAL DIGITAL INVESTMENT CONSULTING CO., LTD.
By:	/s/ Yang Fei
	Name:	Yang Fei
	Title:	General Manager

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